Exhibit 4.1

CANAAN INC.

AMENDED AND RESTATED 2018 SHARE INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Subsidiaries in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on behalf of the Company and its Subsidiaries by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Administrator: The Board or any director of the Company delegated with the power and authority by the Board.

(b)

Applicable Laws: All laws, statutes, regulations, ordinances, rules or governmental requirements that are applicable to this Plan or any Award granted pursuant to this Plan, including but not limited to applicable laws of the People’s Republic of China, Hong Kong, the United States and the Cayman Islands, and the rules and requirements of any applicable national securities exchange.

(c)	Act: The U.S. Securities Exchange Act of 1934, as amended, or any successor thereto.

(d)	Award: Share-based award granted pursuant to the Plan.

(e)	Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(f)	Board: The Board of Directors of the Company.

(g)	Change in Control: The occurrence of any of the following events:

(i)

the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Act) other than the Permitted Holders;

(ii)

any person or group, other than the Permitted Holders, is or becomes the Beneficial Owner (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting share of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or

(iii)

during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

(h)	Code: The U.S. Internal Revenue Code of 1986, as amended, or any successor thereto.

(i)	Company: Canaan Inc., an exempt company incorporated under the laws of the Cayman Islands.

(j)	Date of Listing: The date on which the Company’s shares are listed for trading on a national securities exchange as defined under the Act.

(k)

Disability: Inability of a Participant to perform in all material respects his or her duties and responsibilities to the Company, or any Subsidiary of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of not less than 90 consecutive days or (ii) such shorter period as the Administrator may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Administrator and a Participant (or his or her representative) shall furnish the Administrator with medical evidence documenting the Participant’s disability or infirmity which is satisfactory to the Administrator.

(l)	Effective Date: The date the Board approves the Plan, or such later date as is designated by the Board.

(m)

Employment: The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment if the Participant is an employee of the Company or any of its Subsidiaries, (ii) a Participant’s services as a consultant, if the Participant is a consultant to the Company or its Subsidiaries and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board.

(n)

Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on such market in which such prices are regularly quoted, or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, or (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Administrator in good faith.

(o)

Participant: An employee, director or consultant who is selected by the Administrator to participate in the Plan. To the extent required by Applicable Laws, Awards may be limited to employees and officers or employees and directors.

(p)

Permitted Holder: means, as of the date of determination, (i) the Company or (ii) any employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company.

(q)	Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(r)	Plan: This Canaan Inc. Amended and Restated 2018 Share Incentive Plan.

(s)	Shares: ordinary shares, par value US$0.00000005 per share, of the Company.

(t)	Subsidiary: A corporation or other entity of which a majority of the outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company.

3.	Shares Subject to the Plan

(a)

Subject to the provisions of Section 7 and paragraph (b) of this Section 3, the maximum number of Shares which may be issuable pursuant to Awards under the Plan is 51,624,000 Shares, provided, however, that the maximum number of unallocated Shares which may be issuable pursuant to Awards under the Plan shall be automatically increased on the first day of each fiscal year (i.e., January 1 of each calendar year) during which the Plan remains in effect to fifteen percent (15%) of the then total issued and outstanding Shares of the Company, if and whenever the unallocated Shares which may be issuable pursuant to Awards under the Plan account for less than three percent (3%) of the then total issued and outstanding Shares of the Company, provided further that solely for the fiscal year 2021, the increase of the unallocated Shares which may be issuable pursuant to Awards under the Plan will be given effect as of the date of the approval by the Board (but calculated based on the total issued and outstanding shares of the Company as of January 1, 2021).

(b)

If an Award (or any portion thereof) terminates, expires or lapses or is cancelled for any reason, any Shares subject to the Award (or such portion thereof) shall again be available for the grant of an Award pursuant to the Plan (unless the Plan has terminated). If any Award (in whole or in part) is settled in cash or other property in lieu of Shares, then the number of Shares subject to such Award (or such portion of an Award) shall again be available for grant pursuant to the Plan. However, Shares that have actually been issued under the Plan, pursuant to Awards under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if any restricted Shares are forfeited, then such restricted Shares shall form part of the authorized but unissued share capital of the Company and may become available for future grant under the Plan (to the extent permitted under Applicable Laws).

(c)

Shares withheld or not issued by the Company upon the grant, exercise or vesting of any Award under the Plan, in payment of the exercise or purchase price thereof or tax obligation or withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3(a).

4.	Administration

The Plan shall be administered by the Administrator. A trustee shall be appointed to assist with the Administrator in the administration and vesting of the Awards. Awards may, in the discretion of the Administrator, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Subsidiaries or a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Administrator is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Administrator deems necessary or desirable. Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Administrator shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Administrator shall require payment of any amount it may determine to be necessary to withhold for any applicable taxes as a result of the exercise, grant or vesting of an Award. Unless the Administrator specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant.

5.	Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Share-Based Awards

The Administrator, in its sole discretion, may grant or sell Awards of Shares or Awards of restricted Shares. Such Awards shall be in such form, and dependent on such conditions, as the Administrator shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The detailed terms and conditions of Such Awards shall be set forth in the grant letter issued to the recipient of such Awards. Subject to the provisions of the Plan, the Administrator shall determine to whom and when such Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Awards; whether such Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable), to be set forth in the grant letter to the recipient of such Awards.

7.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)

Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Administrator in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Awards may be granted during a calendar year to any Participant, (iii) the maximum amount of an Award that is valued in whole or in part by reference to, or is otherwise based on the Fair Market Value of, Shares that may be granted during a calendar year to any Participant and/or (iv) any other affected terms of such Awards.

(b)

Change in Control. In the event of a Change of Control after the Effective Date, (i) if determined by the Administrator in the applicable Award agreement or otherwise, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change of Control and (ii) the Administrator may, but shall not be obligated to, (A) cancel such Awards for fair value (as determined in the sole discretion of the Administrator) or (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Administrator in its sole discretion.

8.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

9.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

10.	Nontransferability of Awards

Unless otherwise determined by the Administrator, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

11.	Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company, if such action would, increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Administrator may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of any Applicable Laws.

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Administrator determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Administrator determines necessary or appropriate to comply with the requirements of Section 409A of the Code.

12.	Jurisdictions

In order to assure the viability of Awards granted to Participants employed in various jurisdictions, the Administrator, in its sole discretion, may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom applicable in the jurisdiction in which the Participant resides or is employed. Moreover, the Administrator may approve such supplements to, amendments, restatements, or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, restatements or alternative versions shall increase the Share limitation contained in Section 3 hereof. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted that would violate any Applicable Laws.

13.	Distribution of Shares

The obligation of the Company to make payments in Shares pursuant to an Award shall be subject to all Applicable Laws and to any such approvals by government agencies as may be required. Without limiting the generality of the foregoing, Shares distributed pursuant to an Award may consists, in whole or in part, of authorized and unissued Shares or Shares purchased on the open market. Additionally, in the discretion of the Administrator, American Depository Shares may be distributed in lieu of Shares in settlement of any Award, provided that the American Depository Shares shall be of equal value to the Shares that would have otherwise been distributed. If the number of Shares represented by an American Depository Share is other than on a one-to-one basis, the limitations set forth in Section 3 shall be adjusted to reflect the distribution of American Depository Shares in lieu of Shares.

14.	Taxes

No Shares shall be delivered under the Plan to any Participant until such Participant has made arrangements acceptable to the Administrator for the satisfaction of any income and employment tax withholding obligations under any Applicable Laws, in particular, the tax laws, rules, regulations and government orders of the People’s Republic of China or the U.S. federal, state or other local tax laws, as applicable. The Company and each of its Subsidiaries shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s payroll tax obligations, if any) required to be withheld under any Applicable Laws with respect to any Award issued to the Participant hereunder. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and other income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Administrator, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and other income tax any payroll tax purposes that are applicable to such taxable income.

15.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the state of New York.

16.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date and shall terminate ten years later, subject to earlier termination by the Board pursuant to Section 11 hereof.